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                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  Q POWER, INC.


     The undersigned officer of Q Power, Inc. (the "Company") a corporation organized and existing under the laws of the State of Delaware, hereby certifies that the following amendment to the Company's Certificate of Incorporation has been duly adopted by the Board of Directors and Shareholders of the Company in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FIRST, that the Certificate of Incorporation of the Company shall be amended by striking out the whole of ARTICLE FIRST as it now exists and inserting in lieu thereof a new ARTICLE FIRST, which shall read as follows:

     FIRST:    The name of the corporation is: INDIGO ENERGY, INC.

     IN WITNESS WHEREOF, the Company, by the hand of the President of the Company, has caused his hand to be affixed to this certificate on the 13th day of October, 2000 and affirm under penalties of perjury that the facts herein stated are true and correct.




                                                  By: /s/ Christopher Gabrys
                                                      --------------------------
                                                      Christopher Gabrys
                                                      President